Exhibit 99.1



                       Digital Recorders, Inc. Announces
     Order for Digital Video Communications Products with Security Features



    DALLAS--(BUSINESS WIRE)--April 3, 2007--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a digital communications technology leader in the transportation, law enforcement, and security industries, announced today that its Digital Recorders division, based in Research Triangle Park, N.C., has received an order from Des Moines Area Regional
Transit Authority in Iowa for more than $350,000 worth of digital video surveillance products designed especially for transit security.

    "The Des Moines order is for our next generation of transit security products, including digital video recorders and infrared cameras, available through DRI's agreement with Verint Systems Inc. (Nasdaq:VRNT) of Melville, N.Y. Verint's latest mobile digital video recorder, which uses MPEG4 technology, is designed to provide high quality video surveillance with several important features to improve transit security. Among those features are extended recording times, more frames per second on each camera, and an improved desktop interface. We expect to begin and conclude the delivery and installation of these transit security products in second quarter 2007," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    The Company entered into a previously announced agreement with Verint Systems Inc., a leading provider of actionable intelligence solutions, in 2005. Through the agreement, the Company has introduced several new security-related products and services within DRI's core intelligent transportation system (ITS) market.

    Mr. Turney said this security-specific order highlights progress that the Company is making in the slowly emerging transit security market. "Since Sept. 11, 2001, terrorist groups have repeatedly waged war through actual and thwarted attacks on public transportation systems - in London, Madrid, Bombay, New York City, and Boston. On the U.S. federal funding front, recent legislative actions have been made by Congress in an attempt to help improve public transportation and transit security over the course of the next several years."

    Mr. Turney believes that security risk mitigation is of increasing importance for operators of transportation systems. "With the ever-present threat of terrorist activities around the globe, I would list among the transit industry's top concerns in the context of security: (1) the need for timely detection of security threats; (2) the need for enabling prompt and appropriate response by transit operators and law enforcement personnel; and (3) the need for pro-active measures that will help deter terrorist actions. DRI is dedicated to addressing these concerns as they apply to our core ITS business and to providing solutions through our products and services."

    Mr. Turney also said that DRI's business is rooted in the well established ITS market. "We already have established products and in proven and established markets. Our ITS business has always provided a certain degree of security risk mitigation benefit, and we're continuing the expansion of our product mix to significantly expand that benefit. I should also note that, in serving the global transit market's mobility improvement mission, we also indirectly address energy conservation and environmental concerns in a very positive manner. Greater use of transit-based mobility alternatives may lead to lower tail-pipe emissions and less dependency on fossil fuels."

    ABOUT THE DIGITAL RECORDERS DIVISION

    Established in 1983, the Company's Digital Recorders division develops and manufactures intelligent transportation products for the transit industry. Products include: computer-aided dispatch/automatic vehicle location systems; automatic vehicle monitoring systems; Talking Bus(R) automatic voice announcement systems; vandal-resistant, hands-free driver microphones; and more. For more information about the Company's Digital Recorders division, go to www.talkingbus.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products - TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators' quest to increase ridership, our products also help reduce dependence on fuel. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing and amount of new orders or their expected delivery and installation dates, as well as the potential benefit such orders may have on our ongoing operations; statements regarding our assessment of the emerging transit security market and our perception that there are opportunities for the Company should such markets emerge, together with any statement, express or implied, concerning future events or expectations, is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including the risk that the assumptions behind the products' order, delivery and installation are incorrect, the risk that we have overestimated the emergence of the transit security market and/or the opportunities that may exist for the Company should such market emerge, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com